Filed Pursuant to Rule 433

Registration Statement 333-202430

Dated November 14, 2016

Pfizer Inc.

Pricing Term Sheet

Issuer:	Pfizer Inc.
Security:

1.700% Notes due 2019 (the “2019 Notes”)

2.200% Notes due 2021 (the “2021 Notes”)

3.000% Notes due 2026 (the “2026 Notes”)

4.000% Notes due 2036 (the “2036 Notes”)

4.125% Notes due 2046 (the “2046 Notes”)

Principal Amount:

2019 Notes: $1,000,000,000 aggregate principal amount

2021 Notes: $1,000,000,000 aggregate principal amount

2026 Notes: $1,750,000,000 aggregate principal amount

2036 Notes: $1,000,000,000 aggregate principal amount

2046 Notes: $1,250,000,000 aggregate principal amount

Maturity Date:	2019 Notes: December 15, 2019 2021 Notes: December 15, 2021 2026 Notes: December 15, 2026 2036 Notes: December 15, 2036 2046 Notes: December 15, 2046
Coupon:

2019 Notes: 1.700% annually, accruing from and including November 21, 2016

2021 Notes: 2.200% annually, accruing from and including November 21, 2016

2026 Notes: 3.000% annually, accruing from and including November 21, 2016

2036 Notes: 4.000% annually, accruing from and including November 21, 2016

2046 Notes: 4.125% annually, accruing from and including November 21, 2016

Interest Payment Dates:

2019 Notes: June 15 and December 15 of each year, beginning on June 15, 2017

2021 Notes: June 15 and December 15 of each year, beginning on June 15, 2017

2026 Notes: June 15 and December 15 of each year, beginning on June 15, 2017

2036 Notes: June 15 and December 15 of each year, beginning on June 15, 2017

2046 Notes: June 15 and December 15 of each year, beginning on June 15, 2017

Price to Public:	2019 Notes: 99.928% of principal amount 2021 Notes: 99.909% of principal amount 2026 Notes: 99.148% of principal amount 2036 Notes: 99.519% of principal amount 2046 Notes: 99.826% of principal amount
Benchmark Treasury:	2019 Notes: 1.000% due November 15, 2019 2021 Notes: 1.250% due October 31, 2021 2026 Notes: 2.000% due November 15, 2026 2036 Notes: 2.250% due August 15, 2046 2046 Notes: 2.250% due August 15, 2046
Benchmark Treasury Price and Yield:	2019 Notes: 99-06 ¼; 1.274% 2021 Notes: 98-00+; 1.669% 2026 Notes: 97-25; 2.249% 2036 Notes: 84-22; 3.035%

2046 Notes: 84-22; 3.035%
Spread to Benchmark Treasury Yield:	2019 Notes: T+45 bps 2021 Notes: T+55 bps 2026 Notes: T+85 bps 2036 Notes: T+100 bps 2046 Notes: T+110 bps
Yield to Maturity:	2019 Notes: 1.724% 2021 Notes: 2.219% 2026 Notes: 3.099% 2036 Notes: 4.035% 2046 Notes: 4.135%
Optional Redemption:

The notes of each series will be redeemable, in whole or in part, at any time and from time to time, at Pfizer Inc.’s option, at a redemption price equal to the greater of the following amounts: (i) 100% of the principal amount of the notes being redeemed on the redemption date; and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed on that redemption date (not including the amount, if any, of accrued and unpaid interest to, but excluding, the redemption date) discounted to the redemption date on a semi-annual basis at the Treasury Rate (as defined in the prospectus supplement), as determined by the Independent Investment Banker (as defined in the prospectus supplement), plus 10 bps in the case of the 2019 Notes, 10 bps in the case of the 2021 Notes, 15 bps in the case of the 2026 Notes, 15 bps in the case of the 2036 Notes and 20 bps in the case of the 2046 Notes; plus, in each case, accrued and unpaid interest on the notes being redeemed, to, but excluding, the redemption date.

Denominations:	Minimum of $2,000 principal amount and integral multiples of $1,000 in excess of $2,000
Net Proceeds to Pfizer (after underwriting discounts and before estimated expenses):	$5,945,725,000
Original Issue Date:	November 21, 2016 (T+5)
CUSIP/ISIN:	2019 Notes: 717081 EB5 / US717081EB53 2021 Notes: 717081 DZ3 / US717081DZ31 2026 Notes: 717081 EA7 / US717081EA70 2036 Notes: 717081 EC3 / US717081EC37 2046 Notes: 717081 ED1 / US717081ED10
Expected Ratings (Moody’s/S&P)*:	A1 (stable) / AA (stable)
Joint Book-Running Managers:	Citigroup Global Markets Inc. Credit Suisse Securities (USA) LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated RBC Capital Markets, LLC
Deutsche Bank Securities Inc. HSBC Securities (USA) Inc. Mizuho Securities USA Inc.
Senior Co-Managers:	BNP Paribas Securities Corp.

Santander Investment Securities Inc.
Co-Managers:	J.P. Morgan Securities LLC Morgan Stanley & Co. LLC Academy Securities, Inc. Samuel A. Ramirez & Company, Inc. Siebert Cisneros Shank & Co., L.L.C. The Williams Capital Group, L.P.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus and a prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by calling (i) Citigroup Global Markets Inc. toll free at (800) 831-9146, (ii) Credit Suisse Securities (USA) LLC toll free at (800) 221-1037, (iii) Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at (800) 294-1322 or (iv) RBC Capital Markets, LLC toll free at (866) 375-6829.

This pricing term sheet supplements the preliminary form of prospectus supplement issued by Pfizer Inc. on November 14, 2016 relating to its Prospectus dated March 2, 2015.